EXHIBIT 23.3


                          Independent Auditors' Consent


                  We consent to incorporation by reference in the Registration Statements of Cavalier Homes, Inc. (Form S-8 Registration Nos. 33-20842, 33-20859, 33-86232, 33-86236, 333-06371, 333-04953, 333-19833, 333-45255 and
Form S-3 Registration Nos. 33-62487, 33-63060, 33-86348,  333-18213,  333-00607,
as amended) of our report dated January 23, 1996, with respect to the statement of income of Bellcrest Homes, Inc. for the year ended December 31, 1995, which report incorporated by reference in the Form 8-K of Cavalier Homes, Inc. dated January 15, 1998, as amended by the Form 8-K/A dated March 16, 1998.

/s/ Alday, Tillman, Wright & Giles, P.C.
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Alday, Tillman, Wright & Giles, P.C.

Valdosta, Georgia
March 13, 1998



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